Exhibit 3(i)

                        CERTIFICATE OF AMENDMENT OF
                 RESTATED CERTIFICATE OF INCORPORATION OF
                    NORTHWESTERN PUBLIC SERVICE COMPANY


     Northwestern Public Service Company, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), by its Chairman of the Board of Directors, President & CEO and its Corporate Secretary, does hereby certify as follows:

     1. That the Board of Directors of the Company at meetings of said Board duly called, convened and held on February 5, 1997, and August 7, 1996, proposed amendments to the Restated Certificate of Incorporation of the Company, as previously amended, which amendments affected Article FOURTH and Article SEVENTH, respectively, of said Restated Certificate of Incorporation, and at said meetings adopted resolutions setting forth the amendments proposed, declaring their advisability, and directing that, at the Annual Meeting of Stockholders to be held on May 7, 1997, the amendments hereinafter set forth be submitted to the holders of shares of Common Stock of the Company, being the only class of stock of the Company having voting rights in respect of said proposed amendment; and that the amendments so proposed and declared advisable by the Board of Directors of the Company were as follows:

     a. That the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Company, as heretofore amended, is hereby amended to read as follows:

     "FOURTH:   The total authorized capital stock of the  Company  is
     (i) 1,000,000 shares of Cumulative Preferred Stock, of the par value of $100 per share (hereinafter called the "New Preferred Stock"), (ii) 1,000,000 shares of Preference Stock, of the par value of $50 per share and (iii) 50,000,000 shares of Common Stock, of the par value of $1.75 per share."

     b. That the following language in Article SEVENTH of the Restated Certificate of Incorporation of the Company, as heretofore amended, is hereby amended by deleting the underlined language:

     None of the directors need be a stockholder of the corporation or a resident of the State of Delaware.

     2. That thereafter pursuant to the aforesaid resolutions of its Board of Directors, at the Annual Meeting of Stockholders of the Company duly held on May 7, 1997, holders of the necessary number of shares of Common Stock, as required by statute and the Restated Certificate of Incorporation of the Company, as amended, voted in favor of the amendments hereinbefore set forth.

     3. That accordingly, the amendments of the Restated Certificate of Incorporation of the Company, as hereinbefore set out, have been duly adopted in accordance with the provisions of Section 242 of Title 8 of the Delaware Code.

     4. The capital of the Company will not be reduced under or by reason of the amendments by subsequent action of the Board of Directors.

     IN WITNESS WHEREOF, said Northwestern Public Service Company has caused its corporate seal to be hereunto affixed and this certificate to be signed by M. D. Lewis, its Chairman of the Board of Directors, President and Chief Executive Officer, and attested by Alan D. Dietrich, its Corporate Secretary, this 7th day of May, 1997.

                    NORTHWESTERN PUBLIC SERVICE COMPANY

                    By   /s/ M. D. Lewis
                         ______________________________________
                         M. D. Lewis
                         Chairman, President & CEO

Attest:

/s/ Alan D. Dietrich
______________________________
Alan D. Dietrich, Corporate Secretary

(Corporate Seal)
Northwestern Public Service Company
1923
Delaware

                              ACKNOWLEDGMENT

STATE OF SOUTH DAKOTA    )
                         ) SS
COUNTY OF BEADLE         )

     On this the 7th day of May, 1997, before me, Sherry L. Swanson, the undersigned notary public in and for the State of South Dakota, personally appeared M. D. Lewis and Alan D. Dietrich, known to me to be the Chairman of the Board, President and Chief Executive Officer and the Corporate Secretary, respectively, of Northwestern Public Service Company, a Delaware corporation, and that they, as such officers of the corporation being authorized to do so, executed the foregoing Certificate of Amendment of Restated Certificate of Incorporation of Northwestern Public Service Company for the purposes therein contained, by signing and attesting the name and seal of the corporation by themselves as Chairman of the Board, President and Chief Executive Officer and Corporate Secretary, respectively.

     In witness whereof, I hereunto set my hand and official seal.




                              /s/ Sherry L. Swanson
                              _________________________________
                              Sherry L. Swanson
                              Notary Public
                              State of South Dakota
                              Commission expires:  5/17/02